Exhibit 10.7
Summary of Non-employee Director Meeting Fees and Compensation
We do not pay directors who are also Woodward officers additional compensation for their service as directors. In addition to reasonable expenses for attending meetings of the Board of Directors, non-employee directors receive the following compensation:

Monthly Retainer — Chairman of the Board	$5,000

Monthly Retainer — All other non-employee Directors	$3,000

Each Board meeting attended	$2,000

Each Committee meeting attended — Chairman	$2,500

Each Committee meeting attended — all others	$1,500

Lead Director — Each Independent Director meeting	$2,500

Audit Committee Chairman — Additional Monthly Retainer	$750

Telephonic Meetings — Chairman	$1,000

Telephonic Meetings — all others	$500
In addition, annual stock option awards with a fair market value of approximately $60,000 on the date of grant are granted to each director. The terms of the awards, such as vesting and length of the award, can be found in the Form of Non-Qualified Stock Option Agreement, filed as Exhibit 10.14 to our Annual Report on Form 10-K for our fiscal year ended September 30, 2007, and are incorporated herein by reference. Our directors receive no perquisites.